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                                                               EXHIBIT (a)(1)(E)

                           OFFER TO PURCHASE FOR CASH
             Any and All Outstanding Shares of Class A Common Stock
                                       of
                               pcOrder.com, Inc.
                                       at
                              $6.375 Net Per Share
                                       by
                             Trilogy Software, Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, DECEMBER 6, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                November 6, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

   We have been appointed by Trilogy Software, Inc., a Delaware corporation ("Trilogy"), to act as Dealer Manager in connection with Trilogy's offer to purchase any and all of the issued and outstanding shares of Class A Common Stock, par value $0.01 per share (the "Shares"), of pcOrder.com, Inc., a Delaware corporation ("pcOrder"), at a purchase price of $6.375 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 6, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 25, 2000, among pcOrder, Trilogy and POI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Trilogy.

   The Offer is not conditioned on the tender of any minimum number of Shares.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   Enclosed for your information and use are copies of the following documents:

     1. The Offer to Purchase dated November 6, 2000;

     2. The Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to American Stock Transfer & Trust Company (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed by the Expiration Date;

     4. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. A letter to the stockholders of pcOrder from Ross A. Cooley, Chairman and Chief Executive Officer of pcOrder, together with a Solicitation/Recommendation Statement on Schedule 14D-9, which has
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  been filed by pcOrder with the Securities and Exchange Commission, and which includes the recommendation of the Board of Directors of pcOrder that stockholders accept the Offer and tender their Shares to Trilogy pursuant to the Offer;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to the Depositary.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 6, 2000, UNLESS THE OFFER IS EXTENDED.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC (as defined in the Offer to Purchase), the book-entry transfer facility, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

   If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under "The Tender Offer--Section 3. Procedures for Tendering Shares" in the Offer to Purchase.

   Trilogy will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Trilogy will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Trilogy will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Tender Offer should be addressed to MacKenzie Partners, Inc. (the "Information Agent") at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

   Additional copies of the enclosed material may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          SG Cowen Securities Corporation

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU, OR ANY OTHER PERSON, THE AGENT OF TRILOGY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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